Exhibit 99.1

Mersana Therapeutics Announces Second Quarter 2021 Financial Results and Provides Business Update

-	Initiated UPGRADE, a Phase 1 platinum combination cohort in platinum-sensitive ovarian cancer

-	Company plans to disclose target and preclinical data for XMT-2056, first Immunosynthen STING-agonist ADC, at AACR-NCI-EORTC

-	Ended second quarter with $227.4M in cash and equivalents

CAMBRIDGE, Mass., August 6, 2021 -- Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody-drug conjugates (ADCs) targeting cancers in areas of high unmet medical need, today reported financial results for the second quarter ended June 30, 2021 and provided a business update.

“We have made significant progress in executing against our goal of establishing UpRi as a foundational therapy in ovarian cancer. UPLIFT provides the potential to benefit platinum-resistant patients in desperate need of better options. UPGRADE is designed to leverage the differentiated profile of UpRi to evaluate the potential to benefit a substantially larger number of patients for longer periods earlier in the course of disease,” said Anna Protopapas, President and Chief Executive Officer of Mersana Therapeutics. “In parallel, we are continuing to advance our pipeline of innovative ADCs with the exploration of UpRi in lung adenocarcinoma and the continued advancement of XMT-1592, XMT-1660 and XMT-2056.”

Recent Highlights and Anticipated Milestones

Upifitamab Rilsodotin (UpRi, previously XMT-1536), first-in-class Dolaflexin ADC targeting NaPi2b:

•	Initiated UPGRADE, a Phase 1 combination umbrella study starting with a platinum dose escalation cohort. The Phase 1, open-label, dose-escalation portion of the study is designed to determine the maximum tolerated dose and safety and tolerability of a once-every-four-week administration of UpRi in combination with carboplatin for six cycles followed by UpRi monotherapy in patients with platinum-sensitive ovarian cancer who have received 1-2 prior platinum-based regimens. Patients will not be preselected for NaPi2b expression; however, archival or fresh tissue will be required for retrospective assessment of expression. Upon completion of the dose-escalation portion of the study, the Company plans to initiate the expansion portion to assess both tolerability and efficacy and inform the further development of UpRi in this broad and early line patient population.

•	Initiated UPLIFT, a single-arm registration strategy in platinum-resistant ovarian cancer with new sites starting up in the U.S., European Union and other countries. UPLIFT is enrolling patients with platinum-resistant ovarian cancer who have received up to four lines of therapy. Consistent with the bevacizumab label, patients previously treated with three or four lines of therapy may enroll without regard to prior bevacizumab treatment. There is no exclusion for patients with baseline peripheral neuropathy. Patients may enroll without regard to NaPi2b expression; however, the role of the biomarker will be evaluated. The primary endpoint will be the objective response rate (ORR) in the high NaPi2b population and the secondary endpoints will be the ORR regardless of NaPi2b expression, as well as duration of response and safety. The Company expects to enroll approximately 100 patients with high NaPi2b expression and up to 180 patients overall.

•	Ovarian cancer expansion cohort of Phase 1 UpRi study recently closed enrollment with close to 100 patients enrolled. The Company expects to provide an update on the ovarian cancer expansion cohort this year.

•	NSCLC adenocarcinoma cohort of the expansion portion of Phase 1 study continues to enroll patients. The Company is on track to enroll approximately 45 patients in the expansion phase of the study. The Company plans to disclose top-line data and determine next steps in this indication in the fourth quarter of 2021.

XMT-1592, first Dolasynthen ADC targeting NaPi2b:

•	Phase 1 dose escalation study of XMT-1592 is ongoing with further exploration of dose and regimen. The Company has exceeded the maximum tolerated dose and continues to further explore dose and schedule. The Company plans to disclose top-line data and outline the development plan in NSCLC adenocarcinoma around the end of the year.

XMT-1660, first-in-class Dolasynthen ADC targeting B7-H4:

•	Investigational New Drug (IND)-enabling studies of XMT-1660 ongoing with Phase 1 studies expected to start in early 2022. B7-H4 is expressed in high unmet need tumors such as breast, endometrial and ovarian. B7-H4 is expressed on both tumor cells and immunosuppressive tumor-associated macrophages (TAMs). This provides the potential for both a direct, cytotoxic antitumor effect as well as for additional payload delivery to the tumor microenvironment that can further contribute to immunogenic cell death, dendritic cell activation, and stimulation of an immune response consistent with the features of the Company’s unique DolaLock payload.

XMT-2056, first Immunosynthen STING-agonist ADC:

•	IND-enabling studies of XMT-2056 ongoing with Phase 1 studies expected to start in early 2022. The Company plans to disclose the target and share promising preclinical data for XMT-2056 at the upcoming virtual 2021 AACR-NCI-EORTC (Triple Meeting) Molecular Targets and Cancer Therapeutics conference in October 2021 as part of a plenary session on antibody-drug-conjugates.

Upcoming Events

•	Mersana will participate in a fireside chat at the BTIG Virtual Biotechnology Conference scheduled for August 10, 2021.
•	Mersana will participate in a virtual panel presentation at the 2021 Wedbush PacGrow Healthcare Conference scheduled for August 11, 2021.

Second Quarter 2021 Financial Results

Cash and cash equivalents as of June 30, 2021, were $227.4 million, compared to $255.1 million in cash and cash equivalents as of December 31, 2020. Net cash used in operating activities in the second quarter of 2021 was $34.5 million.

During the three months ended June 30, 2021, the Company sold approximately 2.3 million shares of common stock pursuant to an “at the market” equity offering program and received net proceeds of $33.3 million, at an average price of approximately $15 per share.

In addition, the Company has the option to draw additional funds through its debt financing agreement with Silicon Valley Bank.

The Company expects that its available funds will be sufficient to support its operating plan commitments for approximately two years.

•	Research and development expenses for the second quarter of 2021 were approximately $32.0 million, compared to $15.4 million for the same period in 2020. The difference was primarily due to an increase in UpRi manufacturing, clinical and regulatory expenses, an increase in manufacturing activities for preclinical and discovery stage programs, an increase in headcount and advancement of diagnostic development efforts for the NaPi2b biomarker. Non-cash stock-based compensation expense included in research and development expenses increased by $1.7 million, related to growth in headcount and an increase in the valuation of stock-based awards as a result of stock appreciation.
•	General and administrative expenses for the second quarter of 2021 were approximately $8.9 million, compared to $5.2 million during the same period in 2020 primarily due to an increase in headcount and consulting and professional fees. Non-cash stock-based compensation expense included in general and administrative expenses increased by $1.2 million, related to growth in headcount and an increase in the valuation of stock-based awards as a result of stock appreciation.
•	Net loss for the second quarter of 2021 was $40.9 million, or $0.59 per share, compared to net loss of $19.8 million, or $0.33 per share, for the same period in 2020. Weighted average common shares outstanding for the quarters ended June 30, 2021 and June 30, 2020 were 69,616,467 and 60,748,225, respectively.

Conference Call Details

Mersana Therapeutics will host a conference call today at 8:00 a.m. ET to report financial results for the second quarter 2021 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 3876353. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to rapidly develop novel ADCs with optimal efficacy, safety and tolerability to meaningfully improve the lives of people fighting cancer. Mersana’s lead product candidate, upifitamab rilsodotin (UpRi), is a Dolaflexin ADC targeting NaPi2b and is being studied in UPLIFT, a single-arm registration strategy in patients with platinum-resistant ovarian cancer, as well as in UPGRADE, a Phase 1 umbrella study in combination with other ovarian cancer therapies. UpRi is also being studied in the expansion portion of a Phase 1 proof-of-concept clinical study. XMT-1592, Mersana’s second ADC product candidate targeting NaPi2b-expressing tumors, was created using Mersana’s customizable and homogeneous Dolasynthen platform and is in the dose escalation portion of a Phase 1 proof-of-concept clinical study. The Company’s early-stage programs include XMT-1660, a Dolasynthen ADC targeting B7-H4, as well as XMT-2056, a STING-agonist ADC developed using the Company’s Immunosynthen platform. In addition, multiple partners are using Mersana’s Dolaflexin platform to advance their ADC pipelines. The Company routinely posts information that may be useful to investors on the “Investors and Media” section of our website at www.mersana.com.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws. These forward-looking statements are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available to management. Forward-looking statements include information concerning the Company’s business strategy and the design, progression and timing of its clinical or preclinical studies and the release of data from those studies, the ability of the single-arm UPLIFT cohort to enable registration, the development and potential of our pipeline of innovative ADC candidates, expectations regarding future clinical trial results, including with respect to the timing of the commencement and future disclosures, and the sufficiency of the Company’s cash on hand and funds available through its debt financing agreement with Silicon Valley Bank. Forward-looking statements generally can be identified by terms such as “aims,” “anticipates,” “believes,” “contemplates,” “continues,” “could,” “designed to,” “efforts,” “estimates,” “expects,” “goal,” “intends,” “may,” “on track,” “opportunity,” “plans,” “poised for,” “possible,” “potential,” “predicts,” “projects,” “promises to be,” “seeks,” “should,” “strategy,” “target,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements represent management’s beliefs and assumptions only as of the date of this press release. The Company’s operations involve risks and uncertainties, many of which are outside its control, and any one of which, or combination of which, could materially affect its results of operations and whether the forward-looking statements ultimately prove to be correct. Factors that may materially affect the Company’s results of operations and whether these forward-looking statements prove to be correct include, among other things, that the results of our ongoing or future clinical studies may be inconclusive with respect to the efficacy of our product candidates, that we may not meet clinical endpoints with statistical significance or there may be safety concerns or adverse events associated with our product candidates, that preclinical testing or early clinical results may not be predictive of the results or success of ongoing or later preclinical or clinical studies, that the identification, development and testing of the Company’s product candidates and new platforms will take longer and/or cost more than planned, and that our clinical studies may not be initiated or completed on schedule, if at all, as well as those listed in the Company’s Quarterly Report on Form 10-Q filed on May 10, 2021, with the Securities and Exchange Commission (“SEC”), and subsequent SEC filings. In addition, while we expect that the COVID-19 pandemic might adversely affect the Company’s preclinical and clinical development efforts, business operations and financial results, the extent of the impact on the Company’s operations and the value of and market for the Company’s common stock will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, the severity of additional strains of the virus, travel restrictions, quarantines, physical distancing and business closure requirements in the U.S. and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	June 30, 2021	December 31, 2020
Cash and cash equivalents	$227,388	$255,094
Working capital(1)	192,960	228,577
Total assets	253,685	273,399
Total stockholders' equity	195,513	228,087

(1) The Company defines working capital as current assets less current liabilities. See the Company's condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Six months ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Collaboration revenue	$11	$796	$21	$807
Operating expenses:
Research and development	31,955	15,413	59,370	27,632
General and administrative	8,883	5,171	16,090	10,106
Total operating expenses	40,838	20,584	75,460	37,738
Total other income (expense), net	(86)	2	(167)	219
Net loss	$(40,913)	$(19,786)	$(75,606)	$(36,712)
Net loss per share attributable to common stockholders — basic and diluted	$(0.59)	$(0.33)	$(1.09)	$(0.68)
Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	69,616,467	60,748,225	69,303,899	54,368,429

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Contact:

Investor & Media Contact
Sarah Carmody, 617-844-8577

scarmody@mersana.com